Exhibit 4.4

FORM OF SERIES B NOTE

(Face of Note)

US LEC CORP.

SECOND PRIORITY SENIOR SECURED FLOATING RATE NOTE DUE 2009

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO ANYONE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

US LEC CORP.

SECOND PRIORITY SENIOR SECURED FLOATING RATE NOTE DUE 2009

No.	CUSIP No. $

Interest Payment Dates:   April 1 and October 1

Record Dates:   March 15 and September 15

US LEC CORP., a Delaware corporation (the “Issuer,” which term includes any successor corporation under the indenture hereinafter referred to), for value received promises to pay to CEDE & CO. or registered assigns, the principal sum of                                               Dollars on October 1, 2009.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

US LEC CORP.

By:
Name: Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,

    as Trustee

By:
Authorized Signatory

Dated:

(Back of Note)

Second Priority Senior Secured Floating Rate Notes due 2009

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Issuer promises to pay interest on the principal amount of this Note at a rate per annum, reset semi-annually, equal to LIBOR plus 8.50%, as determined by the Calculation Agent (the “Calculation Agent”), which shall initially be appointed by the Trustee, and shall pay Additional Interest pursuant to Section 4 of the Registration Rights Agreement referred to below. The Issuer will pay interest and Additional Interest semi-annually on April 1 and October 1 of each year, commencing on April 1, 2005, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 1, 2005. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue payments of the principal, Purchase Price and Redemption Price of this Note from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace periods) hereon from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest for each day that this Note is outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of this Note. The amount of interest to be paid on this Note for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 7.876545% (or ..07876545) being rounded to 7.87655% (or .0787655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of any Holder, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuer, the Guarantors and the Holders.

2. Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the March 15 and September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Any such installment of interest or Additional Interest, if any, not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Interest Payment Date, and may be paid to the registered Holders at the close of business on a special interest payment date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders not less than ten days prior to such special interest payment date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes will be payable as to principal, Redemption Price, Purchase Price, interest and Additional Interest, if any, at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of the Issuer, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal, Redemption Price and Purchase Price of, and interest and Additional Interest (if any) on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer may act in any such capacity.

4. Indenture and Guarantees. The Issuer issued $150 million in aggregate principal amount of the Notes under an Indenture dated as of September 30, 2004 (the “Indenture”) among the Issuer, the Guarantors and the Trustee and may issue additional Notes under the Indenture in accordance with the provisions thereof. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Code §§ 77aaa-77bbbb). The Notes include all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general obligations of the Issuer.

5. Optional Redemption. The Issuer may redeem any or all of the Notes at any time on or after October 1, 2006, upon not less than 30 nor more than 60 days’ prior notice in amounts of $1,000 or an integral multiple thereof at the Redemption Prices (expressed as a percentage of the principal amount) set forth below, if redeemed during the 12-month period beginning on October 1 of the years indicated below, in each case, together with accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the date of redemption:

Year	Redemption Price
2006	105.500%
2007	103.500%
2008 and thereafter	100.000%

If less than all the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed either: (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or (2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

6. Special Redemption upon Equity Offerings. In the event the Issuer completes one or more Equity Offerings on or before October 1, 2006, the Issuer, at its option, may use the net cash proceeds from any such Equity Offering to redeem up to 35% of the original principal amount of the Notes (a “Special Redemption”) at a Redemption Price of 100% of the

principal amount so redeemed plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, together with accrued and unpaid interest and Additional Interest (if any), to the date of redemption; provided, however, that at least 65% of the original principal amount of the Notes will remain outstanding immediately after any such redemption; and provided, further, that such redemption shall occur within 90 days after the date of the closing of any such Equity Offering. If less than all the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures).

7. Mandatory Redemption. Except as set forth in Paragraph 9 below with respect to repurchases of Notes in certain events, the Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

8. Notice of Redemption. Except as set forth in the Indenture or otherwise herein, a notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

9. Repurchase at Option of Holder.

(a) If there is a Change of Control, the Issuer shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a Purchase Price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture. Within 30 days following any Change of Control, the Issuer shall send by first-class mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) On the 366th day after an Asset Sale (the “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (5)(a), (5)(b) and (5)(c) of paragraph (a) of Section 4.10 of the Indenture (each, a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes will be purchased on a pro rata basis based on the aggregate amount of Notes tendered. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount that, when added to the Net Loss Proceeds the accumulated, is equal to or in excess of $5.0 million (the “Total Offer Amount”) (at which time, the entire unutilized Total Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required above).

(c) On the 366th day after an Event of Loss or, if later, the extended date provided in the preceding paragraph (a “Loss Proceeds Offer Trigger Date”), such aggregate amount of Net Loss Proceeds which have not been applied on or before such Loss Proceeds Offer Trigger Date as permitted in Sections 4.19(a)(1), (a)(2) and (a)(3) of the Indenture (each a “Loss Proceeds Offer Amount”) shall be applied by the Issuer or such Subsidiary Guarantor to make an offer to purchase (the “Loss Proceeds Offer”) on a date (the “Loss Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Loss Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Loss Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. To the extent Holders properly tender Notes in an amount exceeding the Loss Proceeds Offer Amount, the tendered Notes will be purchased on a pro rata basis based on the aggregate amount of Notes tendered. To the extent that the aggregate amount of Notes tendered pursuant to a Loss Proceeds Offer is less than the Loss Proceeds Offer Amount, the Issuer may apply any remaining Net Loss Proceeds to any purpose consistent with the Indenture and, following the consummation of each Loss Proceeds Offer, the Loss Proceeds Offer Amount shall be reset to zero. Notwithstanding anything to the contrary in the foregoing, the Issuer may commence a Loss Proceeds Offer prior to the expiration of 365 days after the occurrence of an Event of Loss. The Issuer may defer any Loss Proceeds Offer until there is an aggregate unutilized Total Offer Amount equal to or in excess of $5.0 million (at which time, the entire unutilized Total Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required above).

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture and the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

13. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Interest, on the Notes; (ii) default in payment when due of stated principal, Redemption Price or Purchase Price of the Notes when the same becomes due and payable at maturity, upon redemption, repurchase or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, a Net Proceeds Offer or a Loss Proceeds Offer); (iii) failure by the Issuer to comply with any covenant contained in the Indenture or in the Collateral Documents for 30 days after notice to the Issuer by the Trustee or the Holders of at least 25% of the aggregate principal amount of the Notes outstanding; (iv) default under certain other agreements relating to Indebtedness of the Issuer, which default (a) is caused by a failure to pay any amount due at the stated maturity thereof or (b) results in the acceleration (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt of notice of any such acceleration) of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a default for failure to pay principal at final stated maturity or the maturity of which has been so accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more; (v) certain final judgments for the payment of money that remain undischarged for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million; and (vi) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary of the Issuer. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the entire principal amount of, and accrued and unpaid interest and Additional Interest, if any, on the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to payment on any Note) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes may waive any existing or past Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, or interest on any Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Trustee Dealings with Issuer. Subject to certain limitations, the Trustee under the Indenture, in its individual or any other capacity, may become owner or pledge of Notes and may otherwise deal with the Issuer or its Affiliates as if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Discharge Prior to Maturity. If the Issuer deposits with the Trustee or Paying Agent cash or U.S. Government Securities sufficient to pay the principal or Redemption Price of, and interest and Additional Interest, if any, on, the Notes to maturity or a specified Redemption Date and satisfies certain conditions specified in the Indenture, the Issuer will be discharged from the Indenture, except for certain Sections thereof.

19. Governing Law. The Indenture and Guarantees and this Note shall be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Issuer hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the Indenture and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. The Issuer irrevocably waives, to the fullest extent that it may effectively do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer in any other jurisdiction.

20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or repurchase and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

ASSIGNMENT FORM

        To assign this Note, fill in the form below:

        (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Participant in recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to elect to have all or any portion of this Note purchased by the Issuer pursuant to Section 4.10 (“Net Proceeds Offer”) or Section 4.15 (“Change of Control Offer”) or Section 4.19 (“Loss Proceeds Offer”) of the Indenture, check the applicable boxes:

☐ Net Proceeds Offer:		☐ Change of Control Offer:		☐ Loss Proceeds Offer:

in whole	☐	in whole	☐	in whole	☐

in part	☐	in part	☐	in part	☐

Amount to be purchased: $___________		Amount to be purchased: $___________		Amount to be purchased: $___________

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Participant in recognized signature guarantee medallion program)

Social Security Number or Taxpayer Identification Number:

GUARANTEE

For value received, the undersigned hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holder of this Note the cash payments in United States dollars of principal of, premium, if any, and interest on this Note (and including Additional Interest payable thereon) in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note, if lawful, and the payment or performance of all other Obligations of the Issuer under the Indenture (as defined below) or the Note, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note, Article XI of the Indenture and this Guarantee. This Guarantee will become effective in accordance with Article XI of the Indenture and its terms shall be evidenced therein. The validity and enforceability of this Guarantee shall not be affected by the fact that it is not affixed to any particular Note. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of September 30, 2004, among US LEC Corp., a Delaware corporation, as issuer (the “Issuer”), each of the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”) (as amended or supplemented, the “Indenture”).

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guarantee.

This Guarantee is subject to release upon the terms set forth in the Indenture.

[GUARANTOR]

By:
Name: Title: